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                    April 12, 2023

       Tracey Joubert
       Chief Financial Officer
       Molson Coors Beverage Company
       250 S Wacker Drive
       Chicago, Illinois 60606

                                                        Re: Molson Coors
Beverage Company
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-14829

       Dear Tracey Joubert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing